Exhibit 10.29
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
SECOND AMENDED AND RESTATED MARKETING AND SALES AGREEMENT
     This Second Amended and Restated Marketing and Sales Agreement (“Agreement”) between WORLDMED SHARED SERVICES, INC. d/b/a PSS WORLD MEDICAL SHARED SERVICES, INC. (“PSS”), with its offices at 4345 Southpoint Boulevard, Jacksonville, Florida, 32216, and athenahealth, Inc., a Delaware corporation (“Athena”), with offices at 311 Arsenal Street, Watertown, MA 02472, (the “Parties”) is effective this 21st day of October, 2010 (“Effective Date”). Each of PSS and Athena are sometimes referred to herein as a “Party” and collectively, as the “Parties”.
     WHEREAS Athena, a developer of innovative web-based solutions for practice automation, billing and collections needs, and PSS, an independent marketing and sales organization, entered into a Marketing and Sales Agreement, effective December 12, 2006 (the “Initial Agreement”), pursuant to which Athena and PSS established a relationship whereby PSS promotes and arranges for initial orders for Athena’s services to existing and prospective customers.
     WHEREAS Athena and PSS entered into an Amended and Revised Marketing and Sales Agreement, effective May 24, 2007, amending and restating the Initial Agreement.
     WHEREAS Athena and PSS entered into an Agreement of Amendment to the Amended and Revised Marketing and Sales Agreement, dated June 22, 2007 (as so amended, the “First Amended Agreement”).
     WHEREAS Athena and PSS desire to further amend and restate the First Amended Agreement and accept the rights, obligations and covenants set forth in this Agreement in lieu of their respective rights, obligations and covenants under the First Amended Agreement.
     THEREFORE, PSS and Athena agree to the following terms and conditions:

1	DEFINITIONS
     The following terms have the meaning indicated here when used in this Agreement:
1.1	“Affiliate” means, with respect to either Party, any person, firm, corporation or other legal entity which controls or is controlled by or under common control with such Party.

1.2	“Athenahealth Services Agreement” means the agreement between Athena and the PSS/Athena Customer governing the provision of Revenue Cycle Services, Clinical Cycle Services and/or Patient Cycle Services, as applicable, the current forms of which are attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3 respectively.

1.3	“Athena Competitor” means any business or subsidiary thereof that has a significant portion of its revenue derived from the distribution and/or sale

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of healthcare information technology products and/or the provision of services similar in nature and scope to those offered by Athena (regionally or nationally).

1.4	“Bolt-On” means a software module that is an enhancement to an existing practice management information system or billing system or service, and that does not, alone or in conjunction with other Bolt-On modules, perform substantially all of the functions of such a system or service or otherwise constitute a replacement for such system or service.

1.5	“Change of Control” means, with respect to either Party, the consummation of (1) the dissolution or liquidation of such Party, (2) the sale of all or substantially all of the assets of such Party on a consolidated basis to an unrelated person or entity, (3) a merger, reorganization or consolidation in which the outstanding shares of stock are converted into or exchanged for securities of the successor entity and the holders of such Party’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (4) the sale of all or a majority of the stock of the Party to an unrelated person or entity in a single transaction or series of related transactions, or (5) any other transaction or series of related transactions in which the holders of the Party’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Party or a successor entity immediately upon completion of the transaction.

1.6	“Clinical Cycle Services” means Athena’s athenaClinicalsSM service as it is defined from time to time by Athena in its standard service specifications, or other Athena services relating to the management of electronic health records and clinical processes as may be set forth from time to time in an addendum to this Agreement.

1.7	“Estimated Contract Value” means, with respect to a PSS Order or customer contract with a Practice,an amount equal to the estimated aggregate of annual recurring revenue to Athena from such PSS Order or customer contract, such estimate to be calculated by Athena using the same methodology that Athena uses to calculate commissions for its internal sales force.

1.8	“Initial Sale” means a contract by a Practice for purchase of any Services pursuant to a PSS Order that is the first contract of that Practice for any services with Athena.

1.9	“Order” means an Athena-approved contract form fully filled out and executed by a PSS Lead for Services, accompanied by a cash deposit from

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the Practice in the amount requested by Athena. Orders may be accepted by Athena only at its home office and only by its Chief Executive Officer or Senior Vice President, Customer Services, or the designee of either of them. No Athena sales personnel are authorized to accept any Order.

1.10	“Patient Cycle Services” means Athena’s athenaCommunicator service as defined from time to time by Athena in its standard service specifications, or other Athena services relating to patient portal services as may be set forth from time to time in an addendum to this Agreement.

1.11	“Practice” means a physician practice that: (a) has its principle place of business within the Territory, (b) is not on any exclusion list of the United States or any state government or any government agency, (c) is not a governmental entity and (d) does not bill government payors on a cost or other pass-through basis. Practices may also be referred to as “End-Users”. Practices may be defined as either Group Practices or Enterprise Practices. A “Group” Practice is a physician group consisting of 1-150 full-time-equivalent (“FTE”) physicians, and an “Enterprise” Practice is defined as a physician group consisting of 151 or more FTE physicians. Group Practices are further delineated as follows: (i) a “Small Group” is a Practice of 1-3 FTE physicians; (ii) a “Mid-Group” is a Practice comprised of 4-10 FTE physicians; and (iii) a “Large Group” is a Practice comprised of 11-150 FTE physicians.

1.12	“Proposal” means a document prepared by Athena and provided to PSS proposing contractual terms and conditions to PSS Leads.

1.13	“PSS/Athena Customers” shall mean PSS Leads who execute an Order during the term of this Agreement which Order is accepted and executed by Athena.

1.14	“PSS Competitor” means any business or subsidiary thereof that has a significant portion of its revenue derived from the distribution and/or sale of medical, surgical and/or pharmaceutical products and/or the provision of services similar in nature and scope to those offered by PSS (regionally or nationally).

1.15	“PSS Leads” means those Practices who are registered by Athena as such pursuant to the provisions of Sections 7.2 and 7.3 hereof.

1.16	“PSS Order” means an Order executed by a PSS Lead.

1.17	“Revenue Cycle Services” means Athena’s athenaCollector® service as defined from time to time by Athena in its standard service specifications,

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or other Athena services relating to physician practice management as may be set forth from time to time in an addendum to this Agreement.

1.18	“Services” means Revenue Cycle Services, Clinical Cycle Services and/or Patient Cycle Services, as applicable.

1.19	“Similar Services” means Similar Revenue Cycle Services, Similar Clinical Cycle Services and/or Patient Cycle Services, as applicable.

1.20	“Similar Revenue Cycle Services” means a third party’s systems, software or services that perform or facilitate physician practice management; patient registration; patient scheduling; bill or accounts receivable generation and tracking; practice financial performance reporting; recovery of patient demographic, insurance and charge data; charge posting; tracking or follow-up on collections; and/or any other activity that is a substitute for some or all of the Revenue Cycle Services.

1.21	“Similar Clinical Cycle Services” means a third party’s systems, software or services that perform or facilitate the management of key clinical processes, including medical record documentation, order management, results processing, fax categorization and access to aggregated clinical patient information, and/or any other activity that is a substitute for some or all of the functionality of the Clinical Cycle Services.

1.22	“Similar Patient Cycle Services” means a third party’s system, software or services that perform or facilitate patient portal services and/or any other activity that is a substitute for some or all of the Patient Cycle Services.

1.23	“Territory” means the USA, excluding Hawaii.

1.24	“Virtual Sales Method” means Athena’s method of selling its Services using the internet and telephone sales, without the intervention of a face-to-face sales call by Athena sales personnel, provided that the presence of Athena personnel for sales coaching or training, including but not limited to such presence under Section 2.2 below, will not constitute a face-to-face sales call by Athena.

2	MARKETING; DEVELOPMENT
2.1	During the term of this Agreement, Athena, at its sole cost and expense, shall maintain at least [***] channel partner associates (each, an “Athena/PSS Channel Partner Associate”) that are trained to support PSS field activities. For the avoidance of doubt, the Parties agree that each Athena/PSS Channel Partner Associate shall be made available to PSS as may be mutually arranged, but are not provided to PSS on an exclusive

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
basis. Upon PSS’ request to Athena for “ride-day” assistance, Athena shall use commercially reasonable efforts to make available an Athena/PSS Channel Partner Associate by no later than [***] business days after such request, and (b) upon PSS’ request to Athena for “demonstration” assistance, Athena shall use commercially reasonable efforts to make available an Athena/PSS Channel Partner Associate by no later than [***] business days after such request.

2.2	At PSS’s request and upon reasonable notice, Athena will provide demonstrations of the Services through an Athena/PSS Channel Partner Associate.

2.3	Athena hereby grants PSS (including its Affiliates) the non-exclusive right to distribute, sell, market and promote the Services only in the Territory, subject to the terms and conditions of this Agreement. PSS shall ensure that the PSS sales representatives (each a “PSS Sales Rep”) are required to comply with the terms and conditions of this Agreement. For the avoidance of doubt, nothing in this Agreement shall prohibit or restrict PSS from marketing, promoting, selling, or otherwise providing to any customer any product or service that is competitive with or similar to any product and/or service offered, sold or otherwise provided by Athena,including without limitation, products and/or services that are competitive with or similar to any one or more of the Services.

2.4	Athena and PSS will cooperate to develop specifications for, and resource allocation and compensation in connection therewith, an [***] for the Revenue Cycle Services by [***]. The completion of the integration will be targeted for [***], with the goal of delivering a functioning and marketable integration that meets the mutually-agreed objectives of the Parties by [***].

2.5	Athena intends to develop and offer to PSS for sale to PSS Leads an interface between Clinical Cycle Services and the diagnostic devices set forth in Exhibit E by the target dates and in accordance with the terms and conditions set forth on Exhibit E.

2.6	Athena and PSS agree to meet at least twice each year at mutually convenient locations and times to discuss the status of activities under this Agreement, as well as possible functionalities for inclusion in Athena’s future product and service offerings.

3	RELATIONSHIP OF THE PARTIES

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
3.1	The relationship of PSS to Athena shall be that of an independent contractor engaged in marketing and selling the Services to PSS’s current and prospective customers.

3.2	Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the Parties. Neither the making nor the performance of this Agreement shall be construed in any manner to have established a joint venture or partnership.

3.3	Neither Party shall hold itself out as the agent of the other, nor shall they incur any indebtedness or obligations in the name of, or which shall be binding on the other, without the prior written consent of the other. Each Party assumes full responsibility for its own personnel under laws and regulations of the governmental authorities of the competent jurisdiction.

3.4	Both Parties shall comply with all laws, regulations and orders relating to its performance under this Agreement, including without limitation all anti-fraud and anti-kickback laws, regulations and orders. PSS and Athena each agrees, warrants and certifies that in performance of this Agreement it will fully comply with the provisions of the Social Security Act, Section 1128B(b) (42 U.S.C. Section 1320a-7b(b)) which prohibit the knowing or willful offer, solicitation or receipt of any remuneration, including discounts and/or rebates, directly or indirectly, in return for purchasing, leasing or ordering, or arranging for or recommending the purchase, lease or order, of any services or items, including any Services, for which payment may be made in whole or in part under a federal health care program.

3.5	Without limiting the generality of Section 3.4, neither Party shall, directly or indirectly, pay any compensation, amounts, benefits or other consideration to any employee of the other Party, or any family member of the other Party’s employee, (other than customary gifts valued under $100 in the course of one year, and business meals in the ordinary course) without the express written consent of the other Party. The provisions of this Section shall survive termination or expiration of this Agreement for any reason.

3.6	Athena agrees not to send any product, or marketing materials or other communications (including without limitation, email, voice mail, direct mail or fax) to a Group of PSS’s employees or agents without prior written approval from PSS. For purposes of this Section, a “Group” is defined as more than five (5) people receiving the same or similar communication. The provisions of this Section shall survive termination or expiration of this Agreement for any reason.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
3.7	PSS will not be entitled to any commission with respect to any sale made or Order obtained by Athena other than with respect to a PSS Lead as set forth herein.

4	TERM OF AGREEMENT
4.1	The term of this Agreement shall commence on the Effective Date and, subject to any earlier termination of this Agreement in accordance with its terms, shall continue for a period of three (3) years. Subject to any earlier termination of this Agreement in accordance with its terms, this Agreement shall automatically renew after the initial three-year term and the term of this Agreement shall be extended for successive one-year periods unless either Party gives notice of termination no later than sixty (60) days prior to expiration of the then-current term.

4.2	In the event of expiration or termination of this Agreement for any reason, this Agreement, including Section 5.6 and Exhibit A, shall continue to apply to all Orders accepted by Athena prior to such expiration or termination.

5	TERMINATION
5.1	If either Party breaches or fails to perform any of the material obligations imposed upon it under the terms of this Agreement, the other Party may terminate the Agreement in the event the breaching Party fails to cure such breach within sixty (60) days after receiving written notice of such breach from the non-breaching Party.

5.2	To the extent permitted by law, if either Party becomes insolvent, is unable to pay its debts when due, files for bankruptcy, is subject of involuntary bankruptcy, has a receiver appointed, or has its assets assigned, the other Party may terminate this Agreement immediately upon notice to the other Party and may cancel any unfulfilled obligations.

5.3	Either Party may terminate this Agreement without cause by giving the other Party at least one hundred twenty (120) days written notice thereof.

5.4	A Party may terminate this Agreement by written notice to the other Party within thirty (30) days after a Change of Control of such other Party.

5.5	In event of a termination of this Agreement, (i) PSS shall immediately cease marketing, promoting or initiating sales of the Services, (ii) PSS shall cease use of all Athena trademarks, service marks and trade names and (iii) each Party shall return all Confidential Information and other tangible materials as provided herein.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
5.6	If this Agreement is terminated by Athena in accordance with Section 5.1, then Athena shall be entitled to cease payment of commissions that would otherwise accrue and be due to PSS after the date of such termination. In addition, if a PSS/Athena Customer’s Athenahealth Services Agreement is terminated based on actions not caused by Athena, then, for such PSS/Athena Customer only, Athena shall be entitled to cease payment of commissions that would otherwise accrue and be due to PSS after the date of such termination. Except as expressly stated in this Section 5.6, Athena shall not discontinue, interrupt, shorten the duration of or otherwise reduce the payment of commissions due to PSS under this Agreement.

6	ASSIGNMENT
            During the term of this Agreement, the rights of either Party under this Agreement shall not be assigned nor shall the performance of duties hereunder be delegated, without the other Party’s prior written consent, which shall not be unreasonably withheld; provided however, either Party may assign this Agreement (i) to an Affiliate that is an Affiliate as of the date of execution of this Agreement; (ii) to an Affiliate whose assets consist entirely of the assets of an Affiliate or Affiliates that were Affiliates as of the date of execution of this Agreement; or (iii) in the event of the sale of all or substantially all the assets of the Party or a controlling interest in the Party. Notwithstanding the generality of the foregoing, in the event Athena, or a controlling interest therein, is acquired by a third party, whether through merger, restructuring, sale of assets, sale of stock or otherwise, Athena agrees to require the successor third party to assume all obligations under this Agreement. This Agreement shall be binding on all successors and assigns of Athena.

7	PRICES AND PAYMENTS
7.1	Athena shall pay PSS a commission for the sale of the Services to PSS Leads in accordance with this Agreement and Exhibit A, attached hereto, subject to any applicable offsets in accordance with Exhibit A.

7.2	For purposes of this Agreement, a Practice shall be deemed a registered PSS Lead if it has been introduced to Athena through any one of the following marketing tactics and is registered in accordance with Section 7.3 below:
(a)	The PSS Sales Rep scheduled a telephone or face-to-face meeting with a representative of the Practice and Athena. PSS shall use commercially reasonable efforts to provide documented Practice-specific information as reasonably and mutually agreed to by PSS and Athena prior to such meeting;

(b)	The PSS Sales Rep is responsible for a representative of the Practice attending an Athenahealth sales webinar;

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(c)	The PSS Sales Rep has directed a representative of the Practice to attend a local Athenahealth sales seminar; or

(d)	The PSS Sales Rep called and informed the appropriate Athena sales representative of the Practice and documented Practice-specific information as reasonably required by Athena.
7.3	If PSS, through its pursuit of one or more of the tactics set forth in Section 7.2 above or otherwise, identifies a Practice that it believes in good faith could generate an Order, PSS will inform Athena by e-mail or by telephone in accordance with Section 7.2 (d) above, identifying the Practice, its size and specialty. If Athena has not previously registered the Practice in its customer relationship management system as a lead, and unless Athena knows that pursuit of the sale is not advisable, Athena will promptly (within two business days) notify PSS by e-mail that the Practice is qualified and registered as of the date of such email, and the Practice will be deemed a “PSS Lead”: (a) for a period of [***] months from the date of such registration if the Practice is a Group Practice; and (b) for a period of [***] months from the date of such registration if the Practice is an Enterprise Practice. Notwithstanding the immediately preceding sentence, if the lead has attended in person a meeting with Athena or an Athena demonstration event, the Practice will be deemed a PSS Lead (x) for a period of [***] months from the date of such registration if the Practice is a Group Practice; and (y) for a period of [***] months from the date of such registration if the Practice is an Enterprise Practice. If the Practice is already registered in Athena’s customer relationship management system as a lead, Athena shall in good faith conduct a diligent review to determine the background of the lead and to determine if it was properly registered and maintained as a lead, and shall, as promptly as is practicable, inform PSS in writing of the results of such review and the reasons for not registering the potential customer as a PSS Lead. Notwithstanding anything to the contrary in this Agreement, if Athena contracts for the provision of any Services (other than Services sold to PSS/Athena Customers after the Initial Sale, which shall be commissionable in accordance with the terms set forth in Section 5 of Exhibit A) to a PSS Lead during the periods specified above in this Section 7.3, such contract shall be deemed an Initial Sale under a PSS Order for purposes of this Agreement.

7.4	Athena will effectively and promptly follow up on all PSS Leads within 10 days of the Practice being deemed a PSS Lead and Athena will keep PSS informed of the results. However, if Athena reasonably and in good faith believes that pursuit of the sale is not advisable, it shall so notify PSS promptly after designation of the Practice as a PSS Lead, and in such

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event Athena shall not be obligated to follow up on such PSS Lead. If the PSS Lead is a Mid-Group or larger Practice, Athena’s follow-up activities shall include an in-person meeting between the Practice and an Athena field sales rep. If the PSS Lead is a Small Group Practice, Athena’s follow-up activities may consist solely of its Virtual Sales Method.

7.5	Payment from Athena to PSS shall be in U.S. dollars fully payable within thirty (30) days following each month-end. A commission payment report will be submitted to PSS within fifteen (15) days following each month-end.

7.6	In competitive situations or as part of a large order, PSS and Athena may agree on a special price arrangement. In addition, Athena may, in collaboration with PSS, agree to discount standard pricing by up to [***]% (or up to the then current discount threshold for Athena’s sales representatives) under circumstances in which price is mutually determined by Athena and PSS to be an obstacle to a sale of Services. For avoidance of doubt, the foregoing does not grant any right to PSS to determine the pricing of any of the Services to Athena customers, nor does the fact that PSS may receive commissions under this Agreement be deemed to prevent Athena from (a) offering other discounts or credits to customers, (b) declining to contract with prospective customers, or (c) terminating customer contracts, each as Athena, alone, determines.

7.7	To the extent Athena is not otherwise prohibited under this Agreement from using other independent resellers of the Services, Athena (including its Affiliates, successors and assigns) agrees that the commission rates and the total commission payout to be paid to PSS under this Agreement shall be at least as favorable as the commission rates and/or total commission payout to be paid by Athena, as applicable, to other independent resellers of Athena’s Services.

7.8	PSS shall be permitted to generate leads for the sale of the Services from any and all markets.

7.9	Athena will not pay its sales personnel a higher commission rate with respect to sales of Services to customers other than PSS/Athena Customers than it pays on sales to PSS/Athena Customers.

7.10	Athena’s commission payments hereunder will remain unchanged regardless of sales resulting from PSS Leads into any and all markets.

7.11	PSS/Athena Customers will not pay a higher amount for the Services than similarly situated customers of the Services.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.

8	OBLIGATIONS OF PSS
8.1	PSS will use commercially reasonable efforts to promote and market the Services within the Territory, and engage in sales activities approved by Athena in writing in the Territory, including but not limited to prospecting for sales leads and distributing printed material supplied by Athena to potential customers. Athena may, but will not be obligated to identify sales leads for PSS.

8.2	PSS will introduce Athena sales personnel to PSS Leads and will coordinate and participate (where reasonably feasible for it) in an initial sales meeting with such Practices and in demonstration of the Services by Athena.

8.3	PSS will assist Athena in identifying Practice needs and expectations with respect to Proposals.

8.4	As reasonably requested by Athena, the PSS sales representative will coordinate and participate in presentations of Proposals to PSS Leads.

8.5	PSS will transmit to PSS Leads Athena technical information and other pre-sales customer liaison information to Athena and will provide pre-sales advice to Athena as to the implementation of Services and training programs. PSS will inform Athena of all inquiries and requests of PSS Leads relating to the potential sales of Services, will promptly and diligently collect and communicate to Athena all requests for price and term quotes from PSS Leads, and will contemporaneously furnish Athena with copies of all pertinent correspondence and communications by PSS with PSS Leads.

8.6	PSS will provide such other assistance with respect to PSS Leads as Athena may from time to time reasonably request.

8.7	PSS will make periodic reports to Athena, as reasonably requested by Athena, with respect to potential sales, including available information relating to commercial conditions in the Territory.

8.8	PSS will adhere to Athena’s price and terms established for any Practice and will not offer, promise, agree to or disclose prices or terms for Services not as explicitly approved by Athena in writing on a Practice-by-Practice basis (except for disclosure required by law). PSS will adhere to, cooperate and comply with Athena’s sales policies and programs, will at all times conduct its business in a manner as will reflect favorably on Athena and the Services and will not engage in any deceptive, misleading, illegal or unethical business practice.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
8.9	PSS will at all times designate and refer to the Services by their current names (as designated by Athena) and identify them as the Services of Athena being offered for sale through PSS. PSS will not represent or permit representation of the Services as its own, as supplied by it or as contracted by it. PSS will not engage in advertising or in Internet or media promotions or in any direct mail or telephone or fax marketing campaign of the Services. For the avoidance of doubt, sales information concerning the Services provided to Practices who call the PSS call center shall not constitute a telephone marketing campaign. No signage, written material, business cards, brochures, or other descriptions of PSS or its business will include mention of Athena unless individually and specifically approved in writing by a vice-president or higher officer of Athena. In advance of any use or distribution, PSS will furnish and get Athena’s written approval for copies of all written or electronic matter used by PSS which are not supplied by Athena and in which Athena or the Services are mentioned.

8.10	PSS will promptly advise Athena concerning any market information that may come to PSS’s attention regarding the Services, PSS’s market position, and the continued competitiveness of the Services in the marketplace, including charges, complaints, or claims about the Services. PSS shall confer with Athena from time to time, at the request of Athena on matters relating to market conditions, sales forecasting and service planning.

8.11	PSS will not make any representations, warranties, or guarantees to End-Users or to the public with respect to the specifications, features or capabilities of athenaNet® services that are inconsistent with the literature distributed by Athena, including all warranties, disclaimers, and license terms contained in such literature.

8.12	PSS will be responsible for all expenses incurred by it in connection with the implementation and performance of its duties and obligations under this Agreement, including but not limited to, the expenses incurred in fulfilling its duties and responsibilities as described above; salaries for its personnel; costs and expenses associated with establishing and maintaining its sales organization and offices; communication expenses; travel expenses, promotion expenses and any and all taxes, duties, tariffs or charges which may be imposed on PSS. PSS, in its sole discretion, will determine how PSS Sales Reps are compensated for the sale of Services.

8.13	PSS will designate an individual as the primary point of contact to communicate with Athena personnel and to manage strategy and logistics related to the arrangements described in this Agreement.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
8.14	During the term of this Agreement and for a period of [***] years thereafter, (a) PSS and its Affiliates shall not directly or indirectly (including through any third party) sell, offer to sell or otherwise provide Similar Services to any PSS/Athena Customer, and (b) PSS and its Affiliates shall not directly or indirectly (including through any third party) accept or otherwise receive any compensation for Similar Services sold to any PSS/Athena Customer. Notwithstanding the foregoing sentence, if this Agreement is terminated by PSS in accordance with Sections 5.1, 5.2, or 5.4 of this Agreement (but in the case of Section 5.4, only with respect to a Change of Control involving a PSS Competitor), then PSS shall be relieved thereafter of the restrictions set forth in this Section 8.14.

9	OBLIGATIONS OF ATHENA
9.1	Athena will provide information to PSS on Service configuration, price, delivery, scheduling, and implementation, sales orders, order status, and invoices as reasonably requested by PSS with respect to Practices that PSS has identified to Athena as prospects. Athena shall provide PSS, on an as needed basis, with Athena’s sales pipeline report as in existence from time to time; provided that PSS shall agree that if such information is shared with any member of PSS’s field sales organization, it will notify Athena.

9.2	Athena, at its sole expense, will provide PSS with Service marketing brochures, descriptions and other marketing collateral in quantities and types as reasonably determined by Athena. Athena will provide PSS with reasonable sales and technical information regarding the Services, at Athena’s sole expense and in quantities to be established by Athena. All such items furnished by Athena to PSS will remain the property of Athena, and to the extent not distributed to prospects, will be returned to Athena or certified as destroyed by PSS when Athena so requests, but in no event later than the effective date of termination of this Agreement.

9.3	Athena will receive and consider in good faith all inquiries and requests for proposals, terms and prices provided to it by PSS and Athena will provide all practices deemed to be PSS Leads with proposal and contract forms sufficient to provide to prospects proposals, quotes of price and terms. Athena will receive and consider in good faith acceptance of all Orders submitted by PSS. Notwithstanding the foregoing and without limitation, Athena may refuse to accept an Order where Athena business records show that there is pre-existing sales activity by another person or entity on behalf of Athena, or Athena in its discretion determines that the sale is not advisable.

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9.4	If Athena accepts an Order, Athena will use its best efforts to meet the delivery dates and terms therein and otherwise to fulfill its commitments pursuant to that Order. Athena will assume all responsibility for the quality and performance of the Services by it not caused by incorrect or incomplete information provided to it or to the Practice by PSS. Athena will provide and make available expert personnel and sales and technical assistance, in the manner and at the time Athena considers appropriate under the circumstances, to follow-up PSS’s promotion and sales activities and to fulfill accepted Orders. Athena will be solely responsible for the design, development, supply, production and performance of Services, and the performance of its personnel, but in no event will PSS be entitled to nor have any right to claim any compensation or loss for loss of clientele, sales, or commission or for any other reason arising from Athena’s performance or failure to perform any obligations under any accepted Order provided that Athena has acted in a good faith and reasonable manner.

9.5	As reasonably requested by PSS, Athena from time to time will arrange for briefings and demonstrations to PSS and to Practice prospects with respect to the Services, as well as more advanced programs depending on the circumstances, to familiarize PSS and prospects with the use and applications of the Services and to facilitate PSS’s performance of its duties hereunder. Athena and PSS will consult from time to time and review the nature and content of such briefings and programs to determine whether they are accomplishing their purposes and whether improvements can be made thereto. Such briefings and programs may take place at Athena’s facilities or elsewhere as may be approved by Athena. Athena will bear the cost of arranging and conducting such programs, including the cost of its personnel, and PSS will likewise bear its own costs and expenses in attending such programs.

9.6	Athena will provide a one-day training course to PSS with respect to the athenaNet® Services without charge at Athena’s facilities two (2) times per year for the term of this Agreement. Athena may combine this training with customer or internal training, as it deems appropriate. All costs related to travel and personal expenses for PSS employees will be the responsibility of PSS.

9.7	Athena will be responsible for billing and collection of all fees for Services from End-User customers.

9.8	Athena shall provide sales support during normal business hours (8:30 AM to 5:00 PM EST/EDT, Monday through Friday), and shall designate a primary customer service representative for PSS.

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9.9	Athena will designate an individual as the primary point of contact to communicate with PSS personnel and to manage strategy and logistics related to the arrangements described in this Agreement.

9.10	During the term of this Agreement, Athena and its Affiliates shall not directly or indirectly sell, offer to sell or otherwise provide any Service to any PSS/Athena Customer except through PSS under this Agreement. In addition, during the term of this Agreement and for a period of [***] years thereafter, (a) Athena and its Affiliates shall not through any PSS Competitor sell, offer to sell or otherwise provide any Service to any PSS/Athena Customer, (b) Athena and its Affiliates shall not directly or indirectly (including through any third party) sell, offer to sell or otherwise provide any medical, surgical or pharmaceutical product to any PSS/Athena Customer, and (c) Athena and its Affiliates shall not directly or indirectly (including through any third party) accept or otherwise receive any compensation for any medical, surgical or pharmaceutical product sold to any PSS/Athena Customer. Notwithstanding the foregoing sentence, if this Agreement is terminated by Athena in accordance with Sections 5.1, 5.2, or 5.4 of this Agreement (but in the case of Section 5.4, only with respect to a Change of Control involving an Athena Competitor), then Athena shall be relieved thereafter of the restrictions set forth in this Section 9.10.
10 ADVERTISING, PROMOTIONS, TRADEMARKS AND COPYRIGHTED MATERIAL
10.1	Athena hereby grants PSS a non-exclusive, royalty-free limited right and license during the term of this Agreement to use, display, copy and distribute only those Athena trademarks, service marks or trade names which are associated with the Services and are contained in the marketing collateral and other materials provided to PSS pursuant to this Agreement or otherwise approved for use by PSS by Athena pursuant to this Agreement, solely for purposes of and in connection with the advertisement, promotion and sale of the Services. PSS may not alter any such marketing collateral or other materials provided by Athena in any way, without the prior express written consent of Athena. Except as expressly permitted herein, or as expressly agreed by the Parties in writing, PSS may not affix or display any Athena mark to any materials other than the marketing collateral and other materials provided by Athena. Athena also grants PSS, during the term of this Agreement, a non-exclusive royalty-free limited right and license to post or otherwise display on the PSS Intranet, Extranet and Internet web sites only those Athena trademarks, service marks or trade names, and/or other materials, as the Parties mutually agree in writing from time to time, solely for

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purposes of and in connection with the advertisement, promotion and sale of the Services; provided that for purposes of quality control, any such posting and associated textual description, placement, or design is approved in advance in writing by Athena. Any use of any Athena trademark, service mark or trade name by PSS pursuant to this paragraph, and any goodwill generated thereby, shall inure solely to the benefit of Athena, and nothing herein shall convey to PSS any ownership right, title or interest in or to any patent, trademark, service mark or trade name belonging to Athena.

10.2	During the term of this Agreement, Athena shall be entitled to participate in, and PSS shall include Athena in, PSS’ CAN DO marketing program, on terms at least as favorable as those provided to any other vendor in Athena’s vendor category.

10.3	The Parties shall work together in good faith to mutually develop other reasonable marketing and incentive compensation and benefit programs.

10.4	PSS agrees that the commission rates to be paid by PSS to PSS Sales Reps upon the sale of Services shall be at least as favorable as the commission rates to be paid by PSS to PSS Sales Reps upon the sale of Similar Services.
11 SALES, MARKETING AND SUPPORT OBLIGATIONS
11.1	Athena shall maintain a commercially reasonable number of sales/support representatives to provide marketing, demonstration and sales support for PSS’s sales efforts under this Agreement. The sales representatives shall be reasonably available to PSS as reasonably required in support of PSS’s sales efforts with respect to the Services. Athena shall replace terminated or transferred sales representatives within sixty (60) days after such termination or transfer.

11.2	PSS and the PSS Sales Reps shall become knowledgeable about and maintain detailed knowledge of the Services and shall arrange for those responsible for training PSS Sales Reps to attend sales training meetings as may periodically be scheduled by Athena. Travel and other incidental expenses of PSS incurred for such training shall be borne by PSS. In addition, in certain circumstances involving sales to potential customers which are not PSS Leads, at the discretion of Athena, Athena may request a PSS Sales Rep to provide account guidance, assistance with negotiations or to assist in accelerating stalled sales. If such a request is made and such assistance is given, then PSS shall be entitled to a “Deal Assist” commission with respect to such sale, as defined and set forth on Exhibit A.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
11.3	PSS acknowledges that all customers who purchase the Services must enter into an Athenahealth Services Agreement before Services will be provided by Athena and the Services will be available to such customers. Neither PSS nor any of the PSS Sales Reps shall modify, supplement or otherwise change the terms and conditions of the Athenahealth Services Agreement.
12 BOOKS AND RECORDS
12.1	Each Party shall retain accurate books and records relating to performance of and compliance under this Agreement for a minimum of two (2) years after their creation. Each Party shall have the right to inspect such books and records relating to the Parties’ relationship and business over the two (2) year period, no more frequently than twice each calendar year. The following terms and conditions shall apply with respect to each such audit:

12.2	The audited Party shall designate a central contact point and coordinator for the audit;

12.3	The auditing Party shall provide the audited Party with at least ninety (90) days prior advance written notice of the requested audit, and shall promptly notify the audited Party of any regulatory or governmental agency requested audit;

12.4	The audited Party shall have the right to notify the auditing Party of annual “blackout periods” during which times, due to other demands on the audited Party’s internal resources, the audited Party shall not be obligated to prepare for or permit the requested audit, or any other audit that is not legally mandated to be conducted within a particular period of time;

12.5	The auditing Party shall work and coordinate in good faith with the audited Party to establish a reasonable audit sampling approach to minimize the disruption to the audited Party’s operations; and

12.6	The auditing Party shall bear the costs for such audit; provided, however, that if an independent auditor determines during the audit that a discrepancy exists in the audited company’s books and records which resulted in a payment error in any month of fifteen percent (15%) or more, then the audited Party shall reimburse the auditing Party for all reasonable expenses incurred by the auditing Party in conducting any such audit.
13 REPRESENTATIONS AND WARRANTIES
13.1	Both Parties, represent, warrant and covenant to the other that:

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13.1.1.	They are and will continue to be a duly formed and validly existing entity in good standing under the laws of the state of its organization.

13.1.2.	The execution, delivery and performance under this Agreement, and the transactions and actions contemplated hereunder, have been duly authorized by all necessary actions by each Party. This Agreement, when duly executed and delivered, constitutes a valid, legal and binding obligation of both Parties enforceable in accordance with its terms.

13.1.3.	The execution, consummation of the transactions contemplated by, and/or compliance with the terms and provisions of this Agreement, will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of either Party’s constituent documents or any agreement, license or other contract or instrument to which either Party is a party or by which either Party may be bound or affected or to which either Party is subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body.

13.1.4.	They will not publish or cause to be published any statement, or encourage or approve any advertising or practice, which might mislead or deceive any parties or might be detrimental to the good name, marks, good will or reputation of either Party.

13.1.5.	They will conduct business in a manner that reflects favorably at all times on the other Party and their reputation; not engage in deceptive, misleading, or unethical practices; make no false or misleading representations with regard to the other Party; nor publish or employ any misleading or deceptive advertising material. Without limiting the generality of the foregoing, the Parties agree to be bound by the provisions set forth in Exhibit D hereto, which is hereby incorporated herein by reference.

13.2	Athena represents and warrants to PSS that:

13.2.1.	Athena has good and marketable title to, or has otherwise adequate rights in, all software and systems used in the delivery of the Services.

13.2.2.	To the best of Athena’s knowledge, the use of the Services by any existing or potential customer of PSS does not and will not infringe any intellectual property right held by any third party, provided

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that such customer complies with all of the terms, conditions, and restrictions on use contained within such customer’s Athenahealth Services Agreement.

13.2.3.	Except as listed in Exhibit C to this Agreement, to the best of Athena’s knowledge, there are no threatened or pending claims, disputes, actions or suits involving Athena or any of its Affiliates that (i) relate to any software or system used in the delivery of the Services and (ii) allege infringement of any intellectual property right held by any third party.
14 FORCE MAJEURE
          No Party to this Agreement shall be liable for failure or delay of performance of any of its obligations hereunder if such failure or delay is due to causes beyond its reasonable control including, without limitation, natural disasters, fires, earthquake or storm, strikes, failures of public utilities or common carriers, acts of war or intervention, acts, restraints or regulations of any governmental authority, including compliance with any order of any governmental authority; provided that any such delay or failure shall be remedied by such Party as soon as possible after removal of the cause of such delay or failure. A Party suffering such delay or failure or which expects to suffer such delay or failure shall promptly notify the other Party in writing of the cause and expected duration of such delay or failure. In the event a delay or failure lasts or is expected to last more than sixty (60) days, the other Party shall have the option to terminate this Agreement upon written notice.
15 CONFIDENTIALITY
15.1	Return of Confidential Information. Each Party (the “Receiving Party”) shall return to the other all Confidential Information (as defined below) received from the other Party (the “Disclosing Party”), along with all copies thereof, immediately upon the termination of this Agreement.

15.2	Remedies. Each Party shall be liable to the other for damages caused by any breach of this Section 15 or by any unauthorized disclosure or use of the other’s Confidential Information by such Party or third parties to whom unauthorized disclosure was made. In addition to any other rights or remedies which may be available to it, each Party shall be entitled to seek appropriate injunctive relief or specific performance to prevent unauthorized use or disclosure of Confidential Information. Each Party acknowledges and agrees that the unauthorized use or disclosure of the other Party’s Confidential Information will cause irreparable injury to the other Party and that money damages will not provide adequate remedy to the other Party.

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15.3	Confidential Information. The business and technical information developed or acquired by, or entrusted by a third party to, each Party, including, but not limited to, customer lists, names, contact information, addresses, telephone numbers, email addresses, Service designs, manufacturing processes, Service pricing, pricing strategies and pricing information, business plans, and all related trade secrets (“Confidential Information”) are the exclusive property of such Party, are among such Party’s valuable assets, and their value to that Party may be lost by their unauthorized use or disclosure to persons or entities not related to such Party. Neither Party shall, directly or indirectly, use the other Party’s Confidential Information received hereunder (other than directly in connection with its obligations hereunder) or disclose or disseminate it to any party or entity during the term of this Agreement or at any time thereafter (subject to the exceptions below), regardless of the reason for such expiration, without the express written consent of the other Party. This obligation of confidentiality shall not apply to any Confidential Information which (i) was properly and lawfully known to the Receiving Party at the time of receipt without any misconduct on the Receiving Party’s part; (ii) was in the public domain at the time of receipt; (iii) becomes public through no wrongful act of the Party obligated to keep it confidential; or (iv) is properly received by the Receiving Party from a third party who did not thereby violate any confidentiality obligations to the Disclosing Party.

15.4	Cooperation. The Receiving Party may disclose Confidential Information in response to a request for disclosure by a court or other governmental authority, including a subpoena, court order, or audit-related request by a taxing authority or other governmental authority, or if so obligated under applicable laws or regulatory authority, provided that the Receiving Party shall promptly notify the Disclosing Party and cooperate with the Disclosing Party in seeking continued protection of the confidentiality of such Confidential Information, including avoidance or limitation of such disclosure, or disclosure under continued confidentiality protection and restrictions.

15.5	Ownership of Intellectual Property. Nothing in this Agreement shall grant or result in PSS acquiring any right, title or interest in the Services or any proprietary information of Athena even if PSS or Athena modifies, customizes or privately brands the Services. PSS shall take appropriate steps by instruction, agreement or otherwise with its employees and PSS Sales Reps to restrict and control the use of such information and Services as required by this Agreement.
16 INDEMNIFICATION

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16.1	Athena shall, except as otherwise provided below, indemnify, and hold PSS and its Affiliates (including their respective directors, officers, employees, representatives and agents) harmless, and defend or settle any claim made or any suit proceeding, including reasonable attorneys fees, brought against PSS and its Affiliates (including their respective directors, officers, employees, representatives and agents), subsidiaries, assigns, subcontractors, and customers, arising out of or relating to (i) any Athenahealth Services Agreement or any other agreement between Athena and its customers, or (ii) an allegation that any Service (including any software, system or part thereof), Athena trademarks, Athena trade names, Athena logos, or materials provided by Athena, or any portion or use or sale of any of the foregoing, infringes, misappropriates or violates a patent, copyright, trademark, trade secret, or other intellectual property right of any third party. PSS shall (a) promptly notify Athena in writing of any such claim, (b) reasonably cooperate with Athena in connection with the defense of such claim, and (c) give Athena the sole authority to defend or settle the claim (at Athena’s expense). Athena shall pay all damages and costs finally awarded in any such claim, suit or proceeding against PSS or any of its Affiliates (including their respective directors, officers, employees, representatives and agents), or any settlement amount required to settle the claim. In the event the Service is held to infringe and the use or sale of said Service is enjoined, Athena shall have the option at its own expense, to procure for PSS the right to continue selling said Service, or replace same with a non-infringing Service, or modify same so it becomes non-infringing. Notwithstanding anything to the contrary above, Athena shall have no obligation under this paragraph with respect to any claims to the extent arising (i) as a result of any breach by PSS of the terms of this Agreement or (ii) in connection with the sale of a Bolt-On by PSS or use by any customer of a Bolt-On sold by PSS, either alone or in combination with the Services.

16.2	Each Party (the “Indemnifying Party”) shall indemnify, defend and hold the other Party and its Affiliates (the “Indemnified Party”) harmless from and against any and all liabilities, claims, demands, damages, costs and expenses or money judgments (including reasonable attorneys fees) asserted against, incurred by or rendered against any of them arising out of or relating to (a) third party claims or actions which arise out of the Indemnifying Party’s breach of any of its representations, warranties, covenants or other obligations set forth herein, (b) a defect due to defective design, parts, packaging, labeling, advertising materials, or faulty workmanship of, or failure to warn with respect to services provided by the Indemnifying Party, except to the extent that such damage arise out of the Indemnified Party’s negligence or breach of this Agreement (as set forth in herein), and (c) third party claims or actions arising from the

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Indemnifying Party’s negligence, breach of this Agreement or other acts or omissions.

16.3	The indemnification obligations under this Agreement shall survive termination or expiration of this Agreement for any reason.

16.4	Except as explicitly set forth in this Agreement: (a) all warranties and obligations by Athena with respect to the nature, extent, content, timing, completeness, sufficiency, accuracy and quality of the Services, including but not limited to all data in connection with such Services, are contained exclusively in each agreement of Athena with its customers and are owed only to its customers and not to PSS; and, (b) without limiting the foregoing, EXCEPT FOR ATHENA’S REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS UNDER THIS AGREEMENT, ATHENA UNDERTAKES IN THIS AGREEMENT NO OTHER WARRANTY, REPRESENTATION OR CONTRACTUAL OR OTHER OBLIGATION WITH RESPECT TO THE SERVICES AND EXPLICITLY DISCLAIMS ANY SUCH WARRANTY, REPRESENTATION OR OBLIGATION UNDER OR WITH RESPECT TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR WARRANTY OF MERCHANTABILITY, TITLE, DESIGN, OPERATION OR FITNESS FOR ANY PURPOSE.
17 LIMITATION OF LIABILITY
          EXCLUDING CLAIMS FOR INDEMNIFICATION AND A PARTY’S LIABILITY ARISING FROM BREACHES OF CONFIDENTIALITY, GROSS NEGLIGENCE, INTENTIONAL OR WILLFUL MISCONDUCT, AND FAILURE TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND WHATSOEVER INCLUDING BUT NOT LIMITED TO LOST PROFITS, IN CONJUNCTION WITH OR ARISING OUT OF THE PERFORMANCE UNDER THIS AGREEMENT OR THE USE OR PERFORMANCE OF SERVICES, PRODUCTS AND SUPPORT SERVICES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
18 INSURANCE
Both Parties shall obtain, pay for and maintain the following insurance coverages:
18.1	Comprehensive Commercial General Liability insurance, including product liability insurance against claims regarding the Services and its activities contemplated by this Agreement, in an amount not less than one million dollars ($1,000,000) Combined Single Limit bodily Injury &

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Property Damage Each Occurrence / two million dollars ($2,000,000) Aggregate, independent contractors, and personal and advertising injury coverages.

18.2	Workers’ Compensation insurance with limits to conform with the greater of the amount required by applicable law or one million dollars ($1,000,000) each accident, including occupational disease coverage.

18.3	Comprehensive Automobile Liability insurance with limits not less than one million dollars ($1,000,000) each occurrence combined single limit of liability for bodily injury, death, and property damage, including owned and non-owned and hired automobile coverages, as applicable.
          Each Party shall maintain such insurance during the term of this Agreement and thereafter for so long as it maintains insurance for itself covering such activities. Coverage shall be written on a Standard ISO Occurrence Form CG00010196 or its equivalent. Upon execution of this Agreement, and thereafter upon request from the other Party, each Party will provide certificates and renewal certificates of insurance reflecting such policies and coverages as required above.
19 NON-SOLICITATION
          Throughout the term of this Agreement and for a period of one (1) year thereafter, neither Athena nor PSS will, directly or indirectly, induce or attempt to induce any employee of the other to terminate his or her employment with the other or hire or offer to hire away or attempt to hire away any employee of the other.
20 GENERAL
20.1	Entire Agreement. This Agreement constitutes the entire Agreement between the Parties concerning the subject matter hereof and supersedes any prior written or verbal agreements or understandings in connection herewith. Upon the execution and delivery of this Agreement, the First Amended Agreement shall be amended in its entirety and restated herein, and all provisions of, rights granted and covenants made in the First Amended Agreement shall be superseded in their entirety and shall have no further force or effect. No addendum, amendment, waiver or modification hereto or hereunder shall be valid unless specifically made in writing and signed by an authorized signatory of each of the Parties hereto. No form, invoice, order, receipt or other document provided by either Party shall operate to supersede, modify or amend any provisions of this Agreement, unless the document expressly states that it modifies or amends this Agreement and is signed by an authorized representative of both Parties. Neither Party’s failure to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those

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rights. All Exhibits attached to the Agreement shall be deemed a part of this Agreement and incorporated herein. Terms that are defined in this Agreement, and used in any Exhibit, have the same meaning in the Exhibit as in this Agreement. The provisions of an Exhibit shall prevail over any conflicting provisions of the body of this Agreement.

20.2	Publicity. During the term of this Agreement and at all times after the termination or expiration of this Agreement for any reason, neither Party shall make any media release or other public announcement relating to or referring to this Agreement without the other Party’s prior written consent. Notwithstanding the foregoing, to the extent required by the Securities and Exchange Commission or other agency, either Party may make public disclosures about this Agreement and the terms thereof. Either Party will provide a copy of any required public disclosures associated with this Agreement at least two (2) business days prior to release to the public. Athena shall acquire no right to use, and shall not use, without PSS’s prior written consent, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials, of PSS, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (a) in any advertising, publicity, press release, client list, presentation or promotion; (b) to express or to imply any endorsement of Athena or Athena’s products; or (c) in any manner other than expressly in accordance with this Agreement.

20.3	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail or delivered either by hand or by messenger, or sent via confirmed fax, addressed to the address of the applicable Party set forth at the foot of this Agreement, or to such other address as such Party may indicate from time to time in accordance with this Section 20.3. Any notice or other communication so addressed and mailed by registered or certified mail (in each case, with return receipt requested) shall be deemed to be delivered and given three (3) days after deposit in the United States mail, postage prepaid. Any notice or other communication so addressed and delivered by hand, by messenger or by confirmed fax shall be deemed to be given when actually received by the addressee.

20.4	Venue and Jurisdiction. The laws of the State of Florida will govern any disputes arising in connection with this Agreement. Athena and PSS hereby consent to the exclusive jurisdiction and venue of the Florida federal courts, and Florida state courts if a federal court denies jurisdiction.

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20.5	WAIVER OF JURY TRIAL. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

20.6	Attorneys’ Fees. In any action to enforce a provision of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party reasonable attorneys’ fees and other costs incurred in such action, in addition to any other relief available at law.

20.7	Severability. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement shall not be affected and the offending provision shall be deemed modified to the minimum extent necessary to make it consistent with applicable law, and, in its modified form, the provision shall then be enforceable and enforced.

20.8	Captions. The section headings and captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement nor substantively affect it in any way.

20.9	Survival. Any expiration or termination of this Agreement shall be without prejudice to the survival of any provision expressly extending beyond the term of this Agreement or necessary to interpret the rights and obligations of the Parties in connection with the expiration or termination of this Agreement. Without limiting the generality of the foregoing, the following provisions shall survive the expiration or termination of this Agreement: Section 4.2 (previously accepted Orders), Section 5.6 (certain commission payment matters), Sections 7.1 and 7.5 (payment of commissions), Section 8.14 (restrictive covenants by PSS), Section 9.10 (restrictive covenants by Athena), Article 12 (Books and Records), Article 15 (Confidentiality), Article 16 (Indemnification), Article 17 (Limitation of Liability), Article 19 (Non-Solicitation), Article 20 (General) and Exhibit A.

20.10	Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their successors and permitted assigns, and does not confer any rights or remedies on any other person or entity.

20.11	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective Parties hereto, their respective successors-in-interest, legal representatives, heirs and assigns.

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20.12	Further Assurances. Each Party hereto agrees to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective, to consummate and to perform the undertakings and obligations contemplated by this Agreement.

20.13	Cumulative Remedies. Except as otherwise expressly provided for in this Agreement, the rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither the asserting of any right nor the employing of any remedy shall preclude the concurrent assertion of any other right or employment of any other remedy.

20.14	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall be considered one and the same Agreement.

20.15	Commissions Earned Under the First Amended Agreement. Athena shall continue to pay to PSS commissions in accordance with Exhibit A of the First Amended Agreement for all sales of the Services to PSS/Athena Customers made prior to the Effective Date of this Agreement. Notwithstanding the immediately preceding sentence, (a) the obligation to pay any such commissions may be earlier terminated only as expressly permitted in Section 5.6 and (b) no commission for the sale of Services shall be due or payable to PSS with respect to Services provided for any periods subsequent to the fifth anniversary of the Go-Live Date (as such term is defined in Exhibit A) of the Initial Sale, except for any commissions owed and remaining unpaid to PSS prior to such fifth anniversary date.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
     IN WITNESS WHEREOF, the Parties have executed this Agreement to be executed by their duly authorized representatives.

athenahealth, Inc.,		WORLDMED SHARED SERVICES, INC.
a Delaware corporation		d/b/a PSS WORLD MEDICAL SHARED
SERVICES, INC.,
By:	/s/ Timothy M. Adams	a Florida corporation
	Printed: Timothy M. Adams	By:	/s/ John Sasen
	Its: CFO		Printed: John Sasen
Its: EVP / CMO

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
EXHIBIT A
Commissions
1. Commission Rates. If Athena enters an Initial Sale by countersigning a PSS Order for provision of Revenue Cycle Services, Clinical Cycle Services and/or Patient Cycle Services with a PSS Lead within the periods specified in Section 7.3 of the Agreement, then Athena will pay a commission to PSS at the rates set forth below:
Commission Rates:

	Initial Commission	Subsequent Commission
	Payment	Payments
PSS Commission Payment (calculated as a percentage of Estimated Contract Value of a PSS Order	[***]% (based on [***]% of each PSS Order’s Estimated Contract Value)	[***]%
2. Accrual of Commissions. The commissions shall accrue as follows with respect to each PSS Order and shall be payable pursuant to Section 7 of the Agreement:
a.	“Initial Commission Payment”:
•	In the month following the date on which Athena countersigns a PSS Order for provision of Services to a PSS/Athena Customer, Athena will pay [***]% of [***]% of the Year 1 Estimated Contract Value for such PSS Order as calculated in the applicable Athenahealth Services Agreement. 15 months after the “Go-Live Date” (as such term is defined in the applicable Athenahealth Services Agreement), Athena will compare the Year 1 Estimated Contract Value to the actual Revenue received with respect to the Services included in the Initial Sale during the 12 month period preceding such 15 month anniversary of the Go-Live Date. If the actual Revenue during such period was lower than the [***]% of the Year 1 Estimated Contract Value, then Athena shall reduce the next commission payment due to PSS by such difference multiplied by [***]%. If the actual Revenue during such period was higher than [***]% of the Year 1 Estimated Contract Value, then Athena shall increase the next commission payment due to PSS by such difference multiplied by [***]%.
b.	Subsequent Commission Payments:
•	Subsequent commission payments (each, a “Subsequent Commission Payment”) with respect to a PSS Order shall be paid monthly for a total of four (4) years, commencing on the PSS Order’s Go-Live Date. The amount of each Subsequent Commission Payment will be [***]% of the actual monthly Revenue attributable to such PSS Order received by Athena.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
For purposes of this Exhibit A, (i) “Revenue” shall mean net collections that have been paid by a PSS/Athena Customer to Athena in consideration for the provision of Services under a given PSS Order; and (ii) “Year 1” means the 12 month period beginning on a PSS/Athena Customer’s Go-Live Date.

For the avoidance of doubt, it is understood and agreed that no Subsequent Commission Payment shall be payable to PSS under this Exhibit A or the Agreement with respect to Services provided pursuant to a PSS Order after the fourth anniversary of the Go-Live Date of the Initial Sale.
3. Deal Assist. “Deal Assist” Commissions shall be equal to [***]% of [***]% of the Year 1 Estimated Contract Value of any executed contract for Athena’s services that is not a PSS Order but with respect to which PSS has rendered assistance as described in Section 11.2 of the Agreement. Such amount shall be paid in the month following the Go-Live Date of such PSS Order. 15 months after the Go-Live Date of such PSS/Athena Customer, Athena will compare the Year 1 Estimated Contract Value to the Actual Revenue received during the 12 month period preceding such 15 month anniversary of the Go-Live Date. If the actual Revenue during such period was lower than [***]% of the Year 1 Estimated Contract Value, then Athena shall reduce the next overall commission payment (including commission payments made under Sections 2 and 3 of this Exhibit A) due to PSS by such difference multiplied by [***]%. If the actual Revenue during such period was higher than [***]% of the Year 1 Estimated Contract Value, then Athena shall increase the next overall commission payment due to PSS by such difference multiplied by [***]%.
4. Credit. If a PSS/Athena Customer’s Athenahealth Services Agreement is terminated prior to the applicable “Go-Live Date”, then Athena will credit the amount of any Initial Commission Payment made to PSS with respect to such PSS/Athena Customer against the next payable commissions payable to PSS under the Agreement, until the amount of the Initial Commission Payment for such terminated PSS Order is offset in full.
5. Sale of Services after the Initial Sale. For each sale of a Service following the Initial Sale to the PSS/Athena Customer, Athena shall pay to PSS, and PSS will be entitled to receive from Athena, an Initial Commission Payment with respect to each additional Service, calculated in accordance with the formula set forth in Section 2(a) of this Exhibit A, replacing the reference to “Initial Sale” in the second sentence thereof with “sale of additional Services”. Subsequent Commission Payments will also be payable with respect to each such Service and shall be calculated in accordance with Section 2(b) of this Exhibit A. Notwithstanding the immediately preceding sentence, Subsequent Commission Payments for such additional Services sold shall be due and payable for a maximum period of four (4) years commencing on the Go-Live Date of the Initial Sale.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
EXHIBIT B-1
AthenaCollector Services Agreement
[See attached]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
EXHIBIT B-2
athenaClinicals Services Agreement
[See attached]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
EXHIBIT B-3
AthenaCollector Services Agreement
[See attached]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
EXHIBIT C
Litigation
On March 2, 2010, a complaint was filed by Prompt Medical Systems, L.P. naming Athena and several other defendants in a patent infringement case (Prompt Medical Systems, L.P. v. Allscripts Misys Healthcare Solutions, Inc. et al, Civil Action No. 6:2010cv00071, United States District Court for the Eastern District of Texas). The complaint alleges that Athena has infringed on a patent with a listed issue date in 1996 entitled “Method for Computing Current Procedural Terminology Codes from Physician Generated Documentation” and seeks an injunction enjoining infringement, damages, and pre- and post-judgment costs and interest. Athena and two other defendants filed a motion to dismiss the complaint; however, the court has not ruled on this motion.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
EXHIBIT D
Certain Agreements of the Parties
•	Neither Party will take any action which would have the effect of causing the other to be in violation of any laws, decrees, rules, or regulations.

•	Each Party covenants and warrants to the other on a continuing basis that any payments or remuneration to it under this Agreement are for it’s own account, and that except as appropriate to carry out its duties as set forth herein in a legal manner, it has no obligation to and will not, directly or indirectly, give, offer, pay, promise to pay, or authorize the payment of money or thing of value to any other person in connection with any transaction for which any payment or remuneration is to be made under this Agreement.

•	Each Party represents and warrants to the other on a continuing basis throughout the term that this Agreement is in effect that (1) neither it nor any of its agents is a provider, physician, or supplier as those terms are defined in the Social Security Act as amended from time to time, or any regulations promulgated thereunder; and, (2) neither it nor any of its agents is authorized to nor will they refer, steer, allocate, direct, solicit or otherwise arrange for any patient visit, health care, medical item or medical service with respect to any such provider, physician or supplier that is a customer of Athena or arrange for or make any request for such visit, care, item or service or any purchase order or lease with respect to such visit, care, item or service.

•	Each Party represents and warrants to the other that neither it nor any of its agents: has been excluded, disqualified or debarred from participating in any government program; is under sanction or conviction for any Medicaid or Medicare program offense; is the subject of any investigative or criminal, civil, administrative or qui tam proceeding with respect to any allegation of such an offense; or, is party to any settlement or corporate integrity agreement with respect to any allegation of such an offense. If at any time during the term that this Agreement is in effect, the status of the Party or any of its agents should change from the above with respect to exclusion, disqualification, debarment, sanction, conviction, proceeding, settlement or agreement, the Party will immediately notify the other in writing of such change.

•	Notwithstanding any provision to the contrary in this Agreement, no payment or remuneration under this Agreement will accrue, be paid or be accepted on account of sale of Athena’s Services to any person or entity:
•	That charges, bills or seeks reimbursement or payment on a cost basis from any third party payment program or payor for all or any part of such services;

•	With which the PSS or any of its agents, employees, owners or principals or any of their family members, directly or indirectly has any relationship other than an arms-length relationship as a sales agent or sales representative for one or more vendors to the person or entity. Without limiting the foregoing, the following relationships on the part of PSS will prevent such payment or remuneration:
•	Operation, management or control,

•	Engagement as an administrator, consultant, purchasing agent, employee, officer, director, trustee, member of the governing body, or attorney-in-fact,

•	Management of substantial activities or exercise of substantial commercial influence over business or personal affairs,

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
•	A fiduciary duty or duty of fidelity in connection with general business affairs or in connection with purchase of services from Athena, or

•	Permission or ability exercise purchasing discretion; or,
•	If the offer, payment, receipt or solicitation of compensation to PSS under this Agreement with respect to the person or entity is in violation of any law or of any legal duty to the person or entity.
•	The Parties will each exercise reasonable diligence to identify and avoid proposing or accepting Practices as PSS Leads any person or entity for which payment will not be made under this Agreement, and the Parties will reasonably cooperate to identify such person and entities in advance of any payment. If either Party learns that payment or remuneration has been made not as provided in this Agreement, it will promptly notify the other in writing, and the Parties will unwind the compensation and will cooperate in such other steps as are proper and appropriate to remedy any such situation.

•	Neither Party will claim payment in any form, directly or indirectly, from any third party payment program or payor for all or any part of any activity or for the cost of all or any part of any activity covered under this Agreement, nor will either Party shift the financial burden of this Agreement to the extent that any cost reimbursement is claimed from any third party payment program or payor by either of them or to the extent that either Party believes that any cost reimbursement is claimed or may be claimed by any third party from any third party payment program or payor.

•	PSS will not solicit, receive, offer or pay anything of value, directly or indirectly, to or from any person or entity in connection with entry by such person or entity into any contract with Athena, continuation of any contract with Athena, or acceptance of services or items from Athena; and PSS will not condition, withhold, or threaten to withhold anything of value to any person or entity in connection with entry or consideration of entry by such person or entity into any contract with Athena, continuation of any contract with Athena or acceptance of services or items from Athena.

•	PSS will make such disclosures to Practices and obtain such consents, authorizations and agreements (including but not limited to any business associate agreements as necessary) with respect to Practices as are required by law in light of its relationships with those Practices and its activities and obligations and rights in connection with this Agreement.
No Franchise or Distributorship: The Parties agree that nothing in this Agreement or PSS’ or Athena’s performance under it will constitute PSS a franchisee or participant in any business opportunity of or with Athena under any applicable federal or state law.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE EXCHANGE ACT; [***] DENOTES OMISSIONS.
EXHIBIT E
Device Integration
Athena intends to develop and offer to PSS for sale to PSS Leads an interface between Clinical Cycle Services and certain of the diagnostic devices of the manufacturers set forth below, as of each of the respective target dates set forth below:
1.	[***]:

2.	[***]:

3.	[***]:
Athena’s development of each of the above interfaces shall be subject to the following terms and conditions:
a.	no change to the interface protocol of the device or the manufacturer from that in existence on the Effective Date;

b.	timely provision by the manufacturer of any necessary technical cooperation;

c.	timely provision by the manufacturer of any necessary access for Athena’s engineers to the device;

d.	cooperation of the manufacturer with any assurance testing of the interface;

e.	the absence of any third party software, system or other element that requires interface with the Clinical Cycle Services in connection with the development of the interface to the device; and

f.	no necessity for any regulatory approval for the interface.